GELTECH’S FIRE ICE® GENERATES EXCITEMENT AT

BORDER GOVERNORS’ CONFERENCE AND GREEN TECH EXPO

CONTACT: Tom Strenta 561-531-1085

JUPITER, Florida  — (August 21, 2008) — GelTech Solutions, Inc. (OTCBB: GLTC) and its flame-retardant gel — FireIce®, a revolutionary wildfire-fighting product — were the talk of the 26th Annual Border Governors’ Conference at the Universal City Hilton in Hollywood, California.   GelTech’s six-member sales and promotion team introduced its chief products, FireIce® and RootGel, to hundreds of potential customers, policy makers, journalists, and fellow entrepreneurs from America and abroad.

GelTech’s booth at the Conference’s Green Technology Exposition buzzed with excitement as conferees watched GelTech founder and FireIce® inventor Peter Cordani demonstrate his latest breakthrough. Cordani used a blowtorch to ignite thin pieces of wood. As they burned, he dipped them in a bucket of FireIce®, and the blazing sticks immediately were extinguished.  After being submerged in FireIce®, Cordani could not relight the sticks.  Additionally, stunned observers repeatedly witnessed Cordani applying a blowtorch directly to his hand after he dipped it in FireIce®.  The 2,000-degree Fahrenheit blue flame did not burn Cordani, and it left his skin without a mark.  With only four ounces of bottled water, Cordani then completely washed the FireIce® from his hand.

“People finally are aware that California and other parts of the country now have a much more efficient and cost-effective way to fight wildfires while being friendly to the environment,” said Cordani who performed the blowtorch demonstration approximately 400 times during the Expo.

Visitors noted with great interest GelTech’s economic and environmental advantages over its competitors:

•FireIce® retails for an equivalent of 54 cents per gallon. Its predecessors in the market sell for $4 to $20 per gallon.

•A fire truck filled with FireIce® can perform as effectively as 10 fire trucks carrying plain water. Fire fighters easily can mix FireIce® powder with regular water by pouring it directly inside the truck’s reservoir, with no damage to the pumping system or any other equipment. After completing service on the front lines, fire fighters can use water to rinse clean their trucks and gear.

•Unlike other fire-retardant gels, FireIce® is non-toxic.  Once the danger of a fire has passed, FireIce® can be hosed off with water.  Unlike existing products that usually kill greenery on contact, FireIce® enhances the growth of grass and other foliage.

“FireIce® combines and exceeds the best elements of the competition, and at a better price,” said Jeremy Christofferson, a battalion chief with Intermountain Fire in San

Diego. “Nothing offers all of these benefits rolled into one. Because FireIce® is so versatile, it will help us change our strategies for fighting wildfires. Since it is so effective, it will save time and manpower,” added Christofferson, who has battled blazes for over 10 years.

Beyond showcasing its own products, GelTech executives met with potential partners in the lawn care, water conservation, green-home construction, and solar-powered flashlight industries.  “GelTech will continue these initial discussions in hopes of developing joint ventures and cross-promotional opportunities with these and other new contacts,” said GelTech CEO Michael Cordani.

Team GelTech also discussed distribution possibilities with participants from Australia, Canada, China, Mexico, and Taiwan.  GelTech is eager to expand its global presence and sales by nurturing such international associations.

“GelTech was clearly one of the ‘must see’ displays at the Expo with government officials avidly asking for demonstration after demonstration of FireIce®,” observed Bob Graves, President of Green Technology, the exhibition’s organizer. “Showing FireIce® preventing burns from blowtorch flames on a bare hand made a big impression. California has tremendous needs for innovative fire-suppressant products. This is an important green product and a very smart demo.”

Hosted by Golden State Chief Executive Arnold Schwarzenegger, the Conference gathered representatives from the 10 Border States, namely California, Arizona, New Mexico, and Texas, and their counterparts south of the U.S.-Mexican frontier, including those from Baja California, Chihuahua, Sonora, and Tamaulipas. GelTech’s delegation met with officials from these territories, as well as state-level cabinet members, top advisors, mayors, and other public decision-makers from both sides of the border.

Peter Cordani said: “All of us at GelTech Solutions thank Governor Schwarzenegger and his staff for inviting us to this Conference and for the opportunity to present our products and meet so many new friends and potential partners.”